                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
Report of Independent Accountants...........................     F-2
Consolidated Statements of Income for the years ended
  December 26, 1998, December 25, 1999 and December 30,
  2000......................................................     F-3
Consolidated Balance Sheets as of December 25, 1999 and
  December 30, 2000.........................................     F-4
Consolidated Statements of Cash Flows for the years ended
  December 26, 1998, December 25, 1999 and December 30,
  2000......................................................     F-5
Consolidated Statements of Changes in Shareholders' Equity
  for the years ended December 27, 1997, December 26, 1998,
  December 25, 1999, and December 30, 2000..................     F-6
Notes to Consolidated Financial Statements..................     F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Charles River Laboratories International, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of Charles River Laboratories International, Inc. and its subsidiaries (the "Company") at December 30, 2000 and December 25, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2000, in conformity with accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedules appearing as Exhibit 99.1 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Boston, Massachusetts

February 9, 2001

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                    FISCAL YEAR ENDED
                                                        ------------------------------------------
                                                        DECEMBER 26,   DECEMBER 25,   DECEMBER 30,
                                                            1998           1999           2000
                                                        ------------   ------------   ------------
Net sales related to products.........................  $   181,137    $   192,406    $   229,217
Net sales related to services.........................       23,924         39,007         77,368
                                                        -----------    -----------    -----------
Total net sales.......................................      205,061        231,413        306,585
Costs and expenses
  Cost of products sold...............................      118,906        121,065        136,161
  Cost of services provided...........................       15,401         25,664         50,493
  Selling, general and administrative.................       34,142         39,765         51,204
  Amortization of goodwill and intangibles............        1,287          1,956          3,666
                                                        -----------    -----------    -----------
Operating income......................................       35,325         42,963         65,061
Other income (expense)
  Interest income.....................................          986            536          1,644
  Other income and expense............................           --             89            390
  Interest expense....................................         (421)       (12,789)       (40,691)
  Loss from foreign currency, net.....................          (58)          (136)          (319)
                                                        -----------    -----------    -----------
Income before income taxes, minority interests,
  earnings from equity investments and extraordinary
  item................................................       35,832         30,663         26,085
Provision for income taxes............................       14,123         15,561          7,837
                                                        -----------    -----------    -----------
Income before minority interests, earnings from equity
  investments and extraordinary item..................       21,709         15,102         18,248
Minority interests....................................          (10)           (22)        (1,396)
Earnings from equity investments......................        1,679          2,044          1,025
                                                        -----------    -----------    -----------
Income before extraordinary item......................       23,378         17,124         17,877
Extraordinary loss, net of tax benefit of $15,670.....           --             --        (29,101)
                                                        -----------    -----------    -----------
Net income/(loss).....................................  $    23,378    $    17,124    $   (11,224)
                                                        ===========    ===========    ===========
Earnings per common share before extraordinary item
Basic.................................................  $      1.18    $      0.86    $      0.64
Diluted...............................................  $      1.18    $      0.86    $      0.56
Earnings/(loss) per common share after extraordinary
  item
Basic.................................................  $      1.18    $      0.86    $     (0.40)
Diluted...............................................  $      1.18    $      0.86    $     (0.35)
Weighted average number of common shares outstanding
Basic.................................................   19,820,369     19,820,369     27,737,677
Diluted...............................................   19,820,369     19,820,369     31,734,354

                See Notes to Consolidated Financial Statements.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 25,   DECEMBER 30,
                                                                  1999           2000
                                                              ------------   ------------
ASSETS
  Current assets
    Cash and cash equivalents...............................   $  15,010      $  33,129
    Trade receivables, less allowances of $978 and $1,036,
      respectively..........................................      36,293         45,949
    Inventories.............................................      30,534         33,890
    Deferred tax asset......................................         632          2,055
    Due from affiliates.....................................       1,233             83
    Other current assets....................................       5,293          4,631
                                                               ---------      ---------
      Total current assets..................................      88,995        119,737
  Property, plant and equipment, net........................      85,413        117,001
  Goodwill and other intangibles, less accumulated
    amortization of $7,220 and $10,810, respectively........      36,958         41,893
  Investments in affiliates.................................      21,722          2,442
  Deferred tax asset........................................      97,600        105,027
  Deferred financing costs..................................      14,015          7,979
  Other assets..............................................      14,393         16,529
                                                               ---------      ---------
      Total assets..........................................   $ 359,096      $ 410,608
                                                               =========      =========
LIABILITIES AND SHAREHOLDER'S EQUITY
  Current liabilities
    Current portion of long-term debt.......................   $   3,290            231
    Current portion of capital lease obligations............         253            181
    Accounts payable........................................       9,291         10,767
    Accrued compensation....................................      10,792         16,997
    Deferred income.........................................       7,643          5,223
    Accrued liabilities.....................................      18,479         24,187
    Accrued interest........................................       8,935          3,451
    Accrued income taxes....................................       2,738          3,283
                                                               ---------      ---------
      Total current liabilities.............................      61,421         64,320
  Long-term debt............................................     381,706        201,957
  Capital lease obligations.................................         795            543
  Accrued ESLIRP............................................       8,315         10,116
  Other long-term liabilities...............................       3,499          3,415
                                                               ---------      ---------
      Total liabilities.....................................     455,736        280,351
                                                               ---------      ---------
  Commitments and contingencies (Note 14)
  Minority interests........................................         304         13,330
  Redeemable common stock...................................      13,198             --
  Shareholder's equity
    Common stock (Note 6)...................................         198            359
    Capital in excess of par value..........................     206,940        451,404
    Retained earnings.......................................    (307,351)      (318,575)
    Loans to officers.......................................        (920)          (920)
    Accumulated other comprehensive income..................      (9,009)       (15,341)
                                                               ---------      ---------
      Total shareholder's equity............................    (110,142)       116,927
                                                               ---------      ---------
      Total liabilities and shareholder's equity............   $ 359,096      $ 410,608
                                                               =========      =========

                See Notes to Consolidated Financial Statements.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                          FISCAL YEAR ENDED
                                                              ------------------------------------------
                                                              DECEMBER 26,   DECEMBER 25,   DECEMBER 30,
                                                                  1998           1999           2000
                                                              ------------   ------------   ------------
CASH FLOWS RELATING TO OPERATING ACTIVITIES
  Net income/(loss).........................................    $ 23,378      $  17,124      $ (11,224)
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      10,895         12,318         16,766
  Amortization of debt issuance costs and discounts.........          --            681          2,104
  Accretion of debenture and discount note..................          --          2,644          6,500
  Provision for doubtful accounts...........................         181            148            121
  Extraordinary loss, net of tax............................          --             --         29,101
  Earnings from equity investments..........................      (1,679)        (2,044)        (1,025)
  Minority interests........................................          10             22          1,396
  Deferred income taxes.....................................      (3,133)         8,625           (887)
  Gain on sale of facilities................................          --         (1,441)            --
  Property, plant and equipment disposals...................          --          1,803          1,243
  Other non-cash items......................................         333            610         (1,021)
Changes in assets and liabilities
  Trade receivables.........................................      (1,712)        (3,333)        (1,021)
  Inventories...............................................      (1,250)           133         (2,343)
  Due from affiliates.......................................         538           (251)           178
  Other current assets......................................        (241)        (2,911)           682
  Other assets..............................................      (4,309)        (1,943)        (4,837)
  Accounts payable..........................................       2,853         (2,374)        (1,141)
  Accrued compensation......................................       2,090            868          6,757
  Accrued ESLIRP............................................         821            570          1,801
  Deferred income...........................................       1,278          4,223         (2,420)
  Accrued interest..........................................          --          8,930         (5,556)
  Accrued liabilities.......................................       2,351          3,111           (467)
  Accrued income taxes......................................       5,605        (11,264)          (619)
  Other long-term liabilities...............................        (629)         1,319           (320)
                                                                --------      ---------      ---------
  Net cash provided by operating activities.................      37,380         37,568         33,768
                                                                --------      ---------      ---------
CASH FLOWS RELATING TO INVESTING ACTIVITIES
  Proceeds from sale of facilities..........................          --          1,860             --
  Proceeds from sale of animal colony.......................                                     7,000
  Dividends received from equity investments................         681            815             --
  Capital expenditures......................................     (11,909)       (12,951)       (15,565)
  Contingent payments for prior year acquisitions...........        (681)          (841)            --
  Acquisition of businesses net of cash acquired............     (11,121)       (23,051)        (6,011)
                                                                --------      ---------      ---------
    Net cash used in investing activities...................     (23,030)       (34,168)       (14,576)
                                                                --------      ---------      ---------
CASH FLOWS RELATING TO FINANCING ACTIVITIES
  Loans to officers.........................................          --           (920)            --
  Payments of deferred financing costs......................          --        (14,442)          (694)
  Proceeds from long-term debt..............................         199        339,007             --
  Payments on long-term debt and net payments on revolving
    credit facility.........................................      (1,247)          (252)      (202,632)
  Premiums paid for early retirement of debt................          --             --        (31,532)
  Payments on capital lease obligations.....................         (48)          (307)          (324)
  Net activity with Bausch & Lomb...........................      (6,922)       (29,415)            --
  Proceeds from issuance of warrants........................          --         10,606             --
  Proceeds from issuance of common stock, net of transaction
    fees....................................................          --         92,387        235,964
  Recapitalization transaction costs........................          --         (8,168)            --
  Recapitalization consideration............................          --       (400,000)            --
                                                                --------      ---------      ---------
    Net cash used in financing activities...................      (8,018)       (11,504)           782
                                                                --------      ---------      ---------
  Effect of exchange rate changes on cash and cash
    equivalents.............................................         564         (1,697)        (1,855)
Net change in cash and cash equivalents.....................       6,896         (9,801)        18,119
                                                                --------      ---------      ---------
Cash and cash equivalents, beginning of year................      17,915         24,811         15,010
                                                                --------      ---------      ---------
CASH AND CASH EQUIVALENTS, END OF YEAR......................    $ 24,811      $  15,010      $  33,129
                                                                ========      =========      =========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for taxes.......................................    $  4,681      $   4,656      $   8,539
  Cash paid for interest....................................         177            538      $  37,638

                See Notes to Consolidated Financial Statements.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                               ACCUMULATED
                                                                                  OTHER                    CAPITAL
                                                                  RETAINED    COMPREHENSIVE     COMMON    IN EXCESS   LOANS TO
                                                        TOTAL     EARNINGS        INCOME        STOCK      OF PAR     OFFICERS
                                                      ---------   ---------   --------------   --------   ---------   --------
BALANCE AT DECEMBER 27, 1997........................  $ 149,364   $ 139,652      ($ 8,125)       $  1     $ 17,836     $   0
  Components of comprehensive income (net of tax):
    Net income......................................     23,378      23,378            --          --           --        --
    Foreign currency translation....................      2,839          --         2,839          --           --        --
    Minimum pension liability adjustment............       (400)         --          (400)         --           --        --
                                                      ---------
      Total comprehensive income....................     25,817          --            --          --           --        --
                                                      ---------
      Net activity with Bausch & Lomb...............     (6,922)     (6,922)           --          --           --        --
                                                      ---------   ---------      --------        ----     --------     -----

BALANCE AT DECEMBER 26, 1998........................  $ 168,259   $ 156,108      $ (5,686)       $  1     $ 17,836     $   0
                                                      =========   =========      ========        ====     ========     =====
  Components of comprehensive income (net of tax):
    Net income......................................     17,124      17,124            --          --           --        --
    Foreign currency translation....................     (3,437)         --        (3,437)         --           --        --
    Minimum pension liability adjustment............        114          --           114          --           --        --
                                                      ---------
      Total comprehensive income....................     13,801          --            --          --           --        --
                                                      ---------
  Net activity with Bausch & Lomb...................    (29,415)    (29,415)           --          --           --        --
  Loans to officers.................................       (920)         --            --          --           --      (920)
  Transaction costs.................................     (8,168)     (8,168)           --          --           --        --
  Deferred tax asset................................     99,506          --            --          --       99,506        --
  Issuance of common stock..........................     92,387          --            --         102       92,285        --
  Recapitalization consideration....................   (443,000)   (443,000)           --          --           --        --
  Redeemable common stock classified outside of
    equity..........................................    (13,198)         --            --          --      (13,198)       --
  Warrants..........................................     10,606          --            --          --       10,606        --
  Exchange of stock.................................         --          --            --          95          (95)       --
                                                      ---------   ---------      --------        ----     --------     -----
BALANCE AT DECEMBER 25, 1999........................  ($110,142)  ($307,351)     ($ 9,009)       $198     $206,940     ($920)
                                                      =========   =========      ========        ====     ========     =====
  Components of Comprehensive Income (net of tax):
    Net loss........................................    (11,224)    (11,224)           --          --           --        --
    Foreign currency translation....................     (5,299)         --        (5,299)         --           --        --
    Minimum Pension Liability Adjustment............     (1,033)         --        (1,033)         --           --        --
                                                      ---------
  Total comprehensive income........................    (17,556)         --            --          --           --        --
                                                      ---------
  Deferred tax asset................................     (4,537)         --            --          --       (4,537)       --
  Issuance of common stock..........................    235,964          --            --         161      235,803        --
  Redeemable common stock classified outside of
    equity..........................................     13,198          --            --          --       13,198        --
                                                      ---------   ---------      --------        ----     --------     -----
BALANCE AT DECEMBER 30, 2000........................  $ 116,927   ($318,575)     ($15,341)       $359     $451,404     ($920)
                                                      =========   =========      ========        ====     ========     =====

                See Notes to Consolidated Financial Statements.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    Charles River Laboratories Holdings, Inc. changed its name to Charles River Laboratories International, Inc in the year ended December 30, 2000. The consolidated financial statements and related notes presented herein reflect this name change.

    Charles River Laboratories International, Inc. (together with its subsidiaries the "Company") is a holding company with no operations or assets other than its ownership of 100% of the outstanding common stock of Charles River Laboratories, Inc. For the periods presented in these consolidated financial statements that are prior to September 29, 1999, Charles River Laboratories International, Inc. and Charles River Laboratories, Inc. were 100% owned by Bausch & Lomb Incorporated ("B&L"). The assets, liabilities, operations and cash flows relating to Charles River Laboratories, Inc. and its subsidiaries were held by B&L and certain of its affiliated entities. As more fully described in Note 3, effective September 29, 1999, pursuant to a recapitalization agreement all such assets, liabilities and operations were contributed to an existing dormant subsidiary which was subsequently renamed Charles River Laboratories, Inc. Under the terms of the recapitalization, Charles River Laboratories, Inc. became a wholly owned subsidiary of Charles River Laboratories International, Inc. These financial statements include all such assets, liabilities, results of operations and cash flows on a combined basis for all periods prior to September 29, 1999 and on a consolidated basis thereafter.

    On June 5, 2000, a 1.927 exchange of stock was approved by the Board of Directors of the Company in connection with the Company's initial public offering (Note 2). This exchange of stock was effective June 21, 2000. All earnings per common share amounts, references to common stock and shareholders' equity have been restated as if the exchange of stock had occurred as of the earliest period presented.

    DESCRIPTION OF BUSINESS

    The Company is a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. The Company's fiscal year is the twelve-month period ending the last Saturday in December.

    PRINCIPLES OF CONSOLIDATION

    The financial statements include all majority-owned subsidiaries. Intercompany accounts, transactions and profits are eliminated. Affiliated companies over which the Company does not have the ability to exercise control are accounted for using the equity method (Note 12).

    USE OF ESTIMATES

    The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. Actual results could differ from those estimates.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND CASH EQUIVALENTS

    Cash equivalents include time deposits and highly liquid investments with remaining maturities at the purchase date of three months or less.

    INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined principally on the average cost method. Costs for primates are accumulated in inventory until the primates are sold.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment, including improvements that significantly add to productive capacity or extend useful life, are recorded at cost, while maintenance and repairs are expensed as incurred. Depreciation is calculated for financial reporting purposes using the straight-line method based on the estimated useful lives of the assets as follows: buildings, 20 to 40 years; machinery and equipment, 2 to 20 years; and leasehold improvements, shorter of estimated useful life or the lease periods.

    INTANGIBLE ASSETS

    Intangible assets are amortized on a straight-line basis over periods ranging from 5 to 20 years. Intangible assets consist primarily of goodwill and customer lists.

    OTHER ASSETS

    Other assets consist primarily of the cash surrender value of life insurance policies, the net value of primate breeders and a defined benefit plan pension asset. During fiscal 2000 the Company sold all of its primate breeders and no longer owns primate breeders. Primate breeders were amortized over 20 years on a straight line basis. Total amortization expense for primate breeders was $323, $300 and $0 for 1998, 1999 and 2000, respectively, and is included in costs of products sold.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates long-lived assets and intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposal are less than its carrying amount. In such instances, the carrying value of long-lived assets is reduced to the estimated fair value, as determined using an appraisal or discounted cash flow, as appropriate.

    STOCK-BASED COMPENSATION PLANS

    As permitted under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), the Company accounts for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The Company adopted FASB Interpretation No. 44 "Accounting

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) for Certain Transactions Involving Stock Compensation an Interpretation of APB Opinion No. 25 Accounting for Stock Issued to Employees" (FIN 44) in 2000 with no material impact on the results of operations or financial position of the Company.

    REVENUE RECOGNITION

    Sales are recorded net of returns. The Company adopted Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" (SAB 101) in 2000 with no material impact on the results of operations or financial position of the Company. Revenue is recognized with respect to product sales upon transfer of title, when the risk and rewards of ownership pass to the customer. This is generally on delivery of products to the customer's site. Revenues with respect to services are recognized as these services are performed.

    In accordance with the Emerging Issues Task Force final consensus Issue 00-10 "Accounting for Shipping and Handling Revenues and Costs", which requires amounts billed for shipping and handling to be classified as revenues in the statement of operations, the Company has reclassified $11,760, $12,137 and $13,236 in 1998, 1999 and 2000, respectively, to revenues from cost of sales. Shipping and handling costs are recorded as cost of sales in the statement of operations.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of the Company's significant financial instruments, which include accounts receivable and debt, approximates their fair values at December 25, 1999 and December 30, 2000.

    INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes"
(FAS 109). The asset and liability approach underlying FAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of the Company's assets and liabilities.

    FOREIGN CURRENCY TRANSLATION

    In accordance with the Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," the financial statements of all non-U.S. subsidiaries are translated into U.S. dollars as follows: assets and liabilities at year-end exchange rates; income, expenses and cash flows at average exchange rates; and shareholders' equity at historical exchange rates. The resulting translation adjustment is recorded as a component of accumulated other comprehensive income in the accompanying balance sheet. Exchange gains and losses on foreign currency transactions are recorded as other income or expense.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables from customers within the pharmaceutical and biomedical industries. As

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) these industries have experienced significant growth and its customers are predominantly well-established and viable, the Company believes its exposure to credit risk to be minimal.

    COMPREHENSIVE INCOME

    The Company accounts for comprehensive income in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (FAS 130). As it relates to the Company, comprehensive income is defined as net income plus the sum of currency translation adjustments and the change in minimum pension liability (collectively, other comprehensive income), and is presented in the Consolidated Statement of Changes in Shareholder's Equity.

    SEGMENT REPORTING

    In accordance with Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (FAS131), the Company discloses financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates in two business segments, research models and biomedical products and services.

    EARNINGS PER SHARE

    Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per common share is calculated by adjusting the weighted average number of common shares outstanding to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued (Note 5).

    PENDING ACCOUNTING PRONOUNCEMENTS

    The Company will be required to adopt FASB Statement No. 133 "Accounting for Derivative Instruments and for Hedging Activities" (FAS 133) in the first quarter of 2001. Based on the analysis prepared by the Company to date, the adoption of this statement will not have a material impact on the Company's results of operations or financial position.

    RECLASSIFICATIONS

    Certain amounts in prior year financial statements and related notes have been reclassified to conform with current year presentation.

2.  INITIAL PUBLIC OFFERING

    On June 28, 2000, the Company consummated an initial public offering ("the Offering") of 16,100,000 shares of its common stock at a price of $16.00 per share. The number of shares includes the exercise of an over-allotment option by the underwriters. The Company received proceeds of $235,964, net of underwriter's commissions and offering costs. Proceeds from the Offering were used to pay down a portion of the Company's existing debt as described below.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

2.  INITIAL PUBLIC OFFERING (CONTINUED)
    The Company used the proceeds from the Offering plus cash on hand of $300 to repay $204,732 of its existing debt, including issuance discounts. Premiums totaling $31,532 were paid as a result of the early repayment of the senior discount debentures and a portion of the senior subordinated notes.

    The sources and uses of cash from the Offering are as follows:

SOURCES OF FUNDS:
Proceeds from offering......................................  $257,600
Cash on hand................................................       300

USES OF FUNDS:
Redemption of senior subordinated notes.....................   (52,500)*
Premium on redemption of principal amount of senior
  subordinated notes........................................    (7,088)
Repayment of subordinated discount note.....................   (46,884)
Repayment of senior discount debentures.....................   (42,348)*
Premium on early extinguishment of senior discount
  debentures................................................   (24,444)
Repayment of term loan A....................................   (14,500)
Repayment of term loan B....................................   (43,500)
Repayment of revolver.......................................    (5,000)
Transaction fees and expenses...............................   (21,636)
                                                              --------
    Net adjustment to cash..................................  $     --

------------------------

*   Includes issuance discount.

    An extraordinary loss before tax of $44,771 was recorded due to the payment of premiums relating to the early extinguishment of debt, ($31,532); the write-off of issuance discounts ($8,537) and deferred financing costs ($5,226); offset by a book gain of $524 on the subordinated discount note. This extraordinary loss has been recorded net of a tax benefit of $15,670.

3.  RECAPITALIZATION AND RELATED FINANCING

    On September 29, 1999 CRL Acquisition LLC, an affiliate of DLJ Merchant Banking Partners II, L.P. and affiliated funds ("DLJMB Funds"), consummated a transaction in which it acquired 87.5% of the common stock of Charles River Laboratories, Inc. from B&L for approximately $443 million. This transaction was effected through Charles River Laboratories International, Inc. and was accounted for as a leveraged recapitalization, which had no impact on the historical basis of assets and liabilities. The transaction did, however, affect the capitalization structure of the Company as further described below. In addition, concurrent with the transaction, and as more fully described in
Note 4, the Company purchased all of the outstanding shares of common stock of SBI Holdings, Inc. ("Sierra"), a pre-clinical biomedical services company, for $23.3 million.

    The recapitalization transaction and related fees and expenses were funded as follows:

    - issuance of 150,000 units, each consisting of a $1,000 principal amount of a 13.5% senior subordinated note and one warrant to purchase 7.596 shares of common stock of the Company;

    - borrowings by the Company of $162.0 million under a new senior secured credit facility;

    - an equity investment of $92.4 million;

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

3.  RECAPITALIZATION AND RELATED FINANCING (CONTINUED)
    - issuance of $37.6 million senior discount debentures with warrants; and

    - issuance of a $43.0 million subordinated discount note to B&L.

    The Company incurred approximately $14,442 in debt issuance costs related to these transactions. As further described in Note 2, $5,226 of these costs were written off in 2000 as a result of the repayment of debt in connection with the Offering. These costs have been capitalized as long-term assets and are being amortized over the terms of the indebtedness. Amortization expense of $426 and $1,503 was recorded in the accompanying combined financial statements for the years ended December 25, 1999 and December 30, 2000, respectively. In addition, the Company also incurred transaction costs of $8,168, which were recorded as an adjustment to retained earnings in 1999.

    Subsidiaries of B&L retained 12.5% of their equity investment in the Company in the recapitalization. The Company estimated the fair value attributable to this equity to be $13,198 which was reclassified in 1999 from additional paid in capital to the mezzanine section of the balance sheet due to the existence of a put option held by subsidiaries of B&L. As a result of the Offering on June 28, 2000, the put option expired. Accordingly, this amount has been reclassified as permanent equity in additional paid in capital in the December 30, 2000 balance sheet.

RECONCILIATION OF RECAPITALIZATION TRANSACTION

    The funding to consummate the 1999 recapitalization transaction was as follows:

    Funding:

Available cash..............................................  $  4,886
Senior subordinated notes with Warrants.....................   150,000
Senior secured credit facility..............................   162,000
Senior discount debentures with warrants....................    37,600
DLJMB funds, management and other investor equity...........    92,387
                                                              --------
    Total cash funding......................................   446,873
Subordinated discount note..................................    43,000
Equity retained by subsidiaries of B&L......................    13,198
                                                              --------
    Total funding...........................................  $503,071
                                                              --------

Uses of funds:
Recapitalization consideration..............................  $443,000
Equity retained by subsidiaries of B&L......................    13,198
Cash consideration for Sierra acquisition (Note 4)..........    23,343
Debt issuance costs.........................................    14,442
Transaction costs...........................................     8,168
Loans to officers...........................................       920
                                                              --------
    Total uses of funds.....................................  $503,071
                                                              --------

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

3.  RECAPITALIZATION AND RELATED FINANCING (CONTINUED)
SENIOR SUBORDINATED NOTES AND WARRANTS

    As part of the recapitalization transaction, the Company issued 150,000 units, each comprised of a $1,000 senior subordinated note and a warrant to purchase 7.596 shares of common stock of Charles River Laboratories International, Inc. for total proceeds of $150,000. The senior subordinated notes will mature on October 1, 2009. The Company allocated the $150,000 offering proceeds between the senior subordinated notes ($147,872) and the warrants ($2,128), based upon the estimated fair value. The discount on the senior subordinated notes is being amortized over the life of the notes and amounted to $53 and $186 in 1999 and 2000, respectively. The portion of the proceeds allocated to the warrants is reflected as capital in excess of par in the accompanying consolidated financial statements. Each warrant entitles the holder, subject to certain conditions, to purchase 7.596 shares of common stock of Charles River Laboratories International, Inc. at an exercise price of $5.19 per share of common stock, subject to adjustment under some circumstances. Upon exercise, the holders of warrants would be entitled to purchase 1,139,551 shares of common stock of Charles River Laboratories International, Inc. representing approximately 3.6% of the outstanding shares of stock of Charles River Laboratories International, Inc., on a fully diluted basis as of December 30, 2000. The warrants will be exercisable on or after October 1, 2001 and will expire on October 1, 2009.

    During the third quarter of 2000 the Company used a portion of the proceeds from the Offering (Note 2) to repay $52,500, including $671 of discount of the senior subordinated notes. A premium of $7,088 was also paid as a result of this redemption. At December 30, 2000 $96,291 was outstanding.

    As a result of the Offering, the senior subordinated notes are subject to redemption at any time at the option of the issuer at redemption prices set forth in the senior subordinated notes. Interest on the senior subordinated notes accrues at a rate of 13.5% per annum and is paid semiannually in arrears on October 1 and April 1 of each year. The payment of principal and interest on the senior subordinated notes are subordinated in right to the prior payment of all senior debt.

    Upon the occurrence of a change in control, the Company will be obligated to make an offer to each holder of the senior subordinated notes to repurchase all or any part of such holder's senior subordinated notes at an offer price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest. Restrictions under the senior subordinated notes include certain sales of assets, certain payments of dividends and incurrence of debt, and limitations on certain mergers and transactions with affiliates. The Company is also required to maintain compliance with certain covenants with respect to the notes.

SENIOR SECURED CREDIT FACILITY

    The senior secured credit facility includes a $40,000 term loan A facility, a $120,000 term loan B facility and a $30,000 revolving credit facility. The term loan A facility will mature on October 1, 2005, the term loan B facility will mature on October 1, 2007, and the revolving credit facility will mature on October 1, 2005. Interest on the term loan A and revolving credit facility accrues at either a base rate plus 1.75% or LIBOR plus 3.0%, at the Company's option (8.14% at December 30, 2000). Interest on the term loan B accrues at either a base rate plus 2.50% or LIBOR plus 3.75% (10.39% at December 30, 2000). Interest is paid quarterly in arrears. At December 30, 2000, the Company had no outstanding borrowings on its revolving credit facility. A commitment fee in an amount equal to 0.50%

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

3. RECAPITALIZATION AND RELATED FINANCING (CONTINUED) per annum on the daily average unused portion of the revolving credit facility is paid quarterly in arrears. The credit facility requires the Company to remain in compliance with certain financial ratios as well as other restrictive covenants. During the third quarter of 2000 the Company used a portion of its proceeds from the Offering (Note 2) to repay $14,500 of the term loan A facility and $43,500 of term loan B facility.

    During the first quarter of 2000 the Company obtained a waiver and amended the credit agreement to allow for the additional 16% equity investment in Charles River Japan (Note 4). In the third quarter of 2000 the Company obtained a waiver and amended the credit agreement to permit the consummation of the initial public offering.

    OTHER FINANCING

    In connection with the acquisition of an additional 16% of its joint venture company, Charles River Japan on February 28, 2000 (Note 4), the Company entered into a 400 million yen (or $3,670) three year promissory note with Ajinomoto Co., Inc.. The note is denominated in Japanese Yen and translated to U.S. dollars for financial statement purposes. The note bears interest at the long term prime rate in Japan, and is secured by the additional 16% of shares acquired.

    As part of the recapitalization in 1999, the Company issued senior discount debentures with other warrants ("the DLJMB Warrants") to the "DLJMB Funds" and other investors for $37,600. The Company has estimated the fair value of the warrants to be $8,478 and allocated the $37,600 in proceeds between the discount debentures ($29,122) and the warrants ($8,478). The senior discount debentures were repaid in full during the third quarter of 2000 (Note 2). As a result of the repayment, the Company paid $24,444 in premiums. The portion of the proceeds allocated to the DLJMB warrants is reflected as capital in excess of par in the accompanying consolidated financial statements. Each of the 950,240 DLJMB warrants will entitle the holders thereof to purchase one share of common stock of the Company at an exercise price of not less than $0.01 per share subject to customary antidilution provisions and other customary terms. The DLJMB Warrants are exercisable at any time through April 1, 2010.

    The $43,000 subordinated discount note issued by the Company in connection with the recapitalization transaction was repaid in full during the third quarter of 2000 (Note 2).

MINIMUM FUTURE PRINCIPAL REPAYMENTS

    Minimum future principal payments of long-term debt at December 30, 2000 are as follows:

FISCAL YEAR
-----------
2001........................................................  $    231
2002........................................................       210
2003........................................................     3,821
2004........................................................     3,710
2005........................................................    10,326
Thereafter..................................................   183,890
                                                              --------
    Total...................................................  $202,188
                                                              ========

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

3.  RECAPITALIZATION AND RELATED FINANCING (CONTINUED)
    The estimated fair values of the senior subordinated notes and the senior secured credit facility at December 30, 2000 approximate recorded book value.

4.  BUSINESS ACQUISITIONS AND DISPOSALS

    ACQUISITIONS

    The Company acquired several businesses during the three-year period ended December 30, 2000. All acquisitions have been accounted for under the purchase method of accounting. The results of operations of the acquired business are included in the combined financial statements from the date of acquisition.

    Significant acquisitions include the following:

    On February 28, 2000, the Company acquired an additional 16% of the equity (340,840 common shares) of its 50% equity joint venture company, Charles River Japan, from Ajinomoto Co., Inc. The purchase price for the equity was
1.4 billion yen, or $12,844. One billion yen, or $9,174, was paid at closing, and the balance of 400 million yen, or $3,670, was deferred pursuant to a three-year balloon promissory note secured by a pledge of the additional 16% of shares. Effective with the acquisition of this additional interest, the Company has control of and is consolidating the operations of Charles River Japan. The estimated fair value of the incremental net assets acquired is $6,207. Goodwill of $6,637 has been recorded in the accompanying consolidated financial statements and is being amortized over its estimated useful life of 15 years.

    On September 29, 1999, Charles River Laboratories, Inc acquired 100% of the outstanding stock of SBI Holdings, Inc. ("Sierra"), a pre-clinical biomedical services company, for $23,343 in cash of which $6,000 was used to repay existing debt. The estimated fair value of assets acquired and liabilities assumed relating to the Sierra acquisition are summarized below:

ALLOCATION OF PURCHASE PRICE:

Net current assets (including cash of $292)................           $ 1,807
Property, plant and equipment..............................             5,198
Other non-current assets...................................               254
Intangible assets:
  Customer list............................................  11,491
  Work force...............................................   2,941
  Other identifiable intangibles...........................   1,251
  Goodwill.................................................     852    16,535
                                                             ------   -------
                                                                       23,794
Less long-term liabilities assumed.........................               451
                                                                      -------
                                                                      $23,343
                                                                      =======

Goodwill and other intangibles related to the Sierra acquisition are being amortized on a straight-line basis over their established lives, which range from 5 to 15 years. As the transaction was effected through the acquisition of the stock of Sierra, the historical tax basis of Sierra continues and a deferred tax liability and offsetting goodwill of $4,374 were recorded.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

4.  BUSINESS ACQUISITIONS AND DISPOSALS (CONTINUED)
    In conjunction with the Sierra acquisition, the Company is obligated to pay additional consideration as of December 30, 2000 of $2,000 to the former shareholders, as Sierra achieved specified financial targets in the year ended December 30, 2000. The additional consideration of $2000 was recorded as additional goodwill in the year ended December 30, 2000. In addition, during 1998 and 1999 the Company made contingent payments of $681, $841, respectively, and is obligated to pay $250 as of December 30, 2000, to the former owners of acquired businesses in connection with additional purchase price commitments.

    The Company has agreed to pay up to $10,000 in performance-based bonuses to employees if specified financial objectives are reached over the five years following the acquisition date. At the time these contingencies become probable, the bonuses, if any, are recorded as compensation expense. The Company has entered into employment agreements with certain key scientific and management personnel of Sierra that contain retention and non-competition payments totaling $3,000 to be paid upon their continuing employment with the Company at December 31, 1999 and June 30, 2001. The Company has recorded compensation expense of $1,435 in fiscal year 1999 relating to the first payment which was made on December 31, 1999 and $963 in fiscal year 2000 relating to the payment due on June 30, 2001. The remaining $602 will be expensed ratably through June 30, 2001.

    On March 30, 1998, the Company acquired 100% of the outstanding stock of Tektagen, Inc. ("Tektagen") for $8,000 and assumed debt equal to approximately $850. Tektagen provides quality control testing and consulting services to the biotechnology and pharmaceutical industries. The purchase price exceeded the fair value of the net assets acquired by approximately $6,600, which is being amortized on a straight line basis over 15 years. In addition, during 1998 the Company acquired an additional biomedical service business and one research model business; the impact of each is considered immaterial to the Company's financial statements taken as a whole.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

4.  BUSINESS ACQUISITIONS AND DISPOSALS (CONTINUED)

    The following selected unaudited pro forma consolidated results of operations are presented as if each of the acquisitions had occurred as of the beginning of the period immediately preceding the period of acquisition after giving effect to certain adjustments for the amortization of goodwill and related income tax effects. The pro forma data is for informational purposes only and does not necessarily reflect the results of operations had the companies operated as one during the period. No effect has been given for synergies, if any, that may have been realized through the acquisitions.

                                                        FISCAL YEAR ENDED
                                          ---------------------------------------------
                                          DECEMBER 27,    DECEMBER 25,    DECEMBER 30,
                                              1998            1999            2000
                                          -------------   -------------   -------------
Net sales...............................    $228,613        $247,447        $313,987
Operating income........................      37,917          43,852          67,056
Income before extraordinary items.......      24,094          19,652          18,005
Net income/(loss).......................      24,094          19,652         (11,096)
Earnings per common share before
  extraordinary item
  Basic.................................    $   1.22        $   0.99        $   0.65
  Diluted...............................    $   1.22        $   0.99        $   0.57
Earnings/(loss) per common share after
  extraordinary item
  Basic.................................    $   1.22        $   0.99        $  (0.40)
  Diluted...............................    $   1.22        $   0.99        $  (0.35)

    Refer to Note 5 for further discussion of the method of computation of earnings per share.

    DISPOSALS

    The Company had the following disposals during the fiscal year 2000:

    During December of 2000 the Board of Directors approved and announced its plans close a subsidiary in France. As a result, pre-tax restructuring charges of $1,290 were recorded in selling, general and administrative expenses in the accompanying consolidated statement of operations for the year ended
December 30, 2000. The major components of the plans are summarized in the table below:

                                                                2000
                                                              --------
Employee separations........................................   $  993
Asset writedowns............................................      212
Other.......................................................       85
                                                               ------
                                                               $1,290
                                                               ======

    The overall purpose of the restructuring charges was to reduce costs and improve profitability by closing excess capacity. Approximately 60 employees are expected to be terminated as a result of this restructuring. As of December 30, 2000 the Company has disposed of assets of $212 and expects to incur the employee separation and other costs in the first quarter of 2001.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

4.  BUSINESS ACQUISITIONS AND DISPOSALS (CONTINUED)
    On March 10, 2000 the Company announced the closure of its Shamrock primate import and conditioning business in Small Dole, England. This closure was completed during the second quarter of 2000. The Company does not expect that the animal sales previously made by Shamrock will be significantly affected by the closure. A charge of $751 related to the closure was recorded in selling, general and administrative expenses in the first quarter of 2000. This reserve was fully utilized in the second quarter of 2000.

    During January 2000, the Company sold a product line within its research model business segment. The selling price of $7,000 approximated the net book value of the underlying assets at the time of the sales. In addition, the Company had approximately $900 of deferred revenue which related to cash payments received in advance of shipping the research models. Under the terms of the sale agreement, the Company is no longer obligated to ship research models and, accordingly, recorded this amount as income in the first quarter of 2000. Fiscal 1999 sales associated with this product line approximated $2,800.

5.  EARNINGS (LOSS) PER SHARE

    As more fully described in Note 3, pursuant to the recapitalization agreement effective September 29, 1999, all of the assets, liabilities, operations and cash flows relating to Charles River Laboratories, Inc., were contributed to an existing dormant subsidiary which was subsequently renamed Charles River Laboratories, Inc. Under the terms of the recapitalization, Charles River Laboratories, Inc., became a wholly owned subsidiary of Charles River Laboratories International, Inc. The capital structure in place for periods prior to September 29, 1999 was significantly different than the capital structure of the Company after the recapitalization. The consolidated statement of operations for years ended December 26, 1998 and December 25, 1999 also include operations of certain B&L entities which were not historically supported by the combined capital structure of Charles River Laboratories
International, Inc. and Charles River Laboratories, Inc. As a result, the presentation of historical earnings per share data determined using the combined historical capital structure for the years ended December 26, 1998 and December 25, 1999, would not be meaningful and has not been included in these consolidated financial statements. Rather, earnings per share for the years ended December 26, 1998 and December 25, 1999 have been computed assuming that the shares outstanding after the recapitalization had been outstanding for these periods.

    As a result of the recapitalization DLJ Merchant Banking Partners II, L.P. and affiliated funds, management and other investors indirectly owned 87.5% of the capital stock of the Company, and subsidiaries of B&L owned the remaining 12.5% as of September 25, 1999. Based upon the amounts invested, shares outstanding of common stock in Charles River Laboratories International, Inc. at the date of the recapitalization totaled 19,820,369. Basic earnings per share for the year ended December 26, 1998 and December 25, 1999 were computed by dividing earnings available to common shareholders for these periods, by the weighted average number of common shares outstanding in the period subsequent to the recapitalization. Basic earnings (loss) per share for the year ended December 30, 2000 was computed by dividing earnings available to common shareholders for these periods by the weighted average number of common shares outstanding in the respective periods.

    For purposes of calculating diluted earnings per share for the years ended December 26, 1998 and December 25, 1999, the weighted average number of common shares used in the basic earnings per

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

5.  EARNINGS (LOSS) PER SHARE (CONTINUED)
share computation described above has not been adjusted to include common stock equivalents, as these common stock equivalents were issued in connection with the recapitalization financing and are not assumed to be outstanding for purposes of computing earnings per share in these periods. The weighted average number of common shares outstanding for the year ended December 30, 2000 has been adjusted to include common stock equivalents for the purpose of calculating diluted earnings per share before and after the extraordinary item for this period.

    The following table illustrates the reconciliation of the numerator and denominator of the basic and diluted earnings per share before and after the extraordinary item computations:

                                                        DECEMBER 26,    DECEMBER 25,    DECEMBER 30,
                                                            1998            1999            2000
                                                        -------------   -------------   -------------
Numerator--basic and diluted earnings per share:
Income before extraordinary item......................   $    23,378     $    17,124     $    17,877
Extraordinary loss....................................            --              --         (29,101)

Income (loss) after extraordinary item................        23,378          17,124         (11,224)

Denominator:
Basic earnings per share--weighted
  average shares outstanding..........................    19,820,369      19,820,369      27,737,677
Effect of dilutive securities--stock options and
  warrants............................................            --              --       3,996,677
                                                         -----------     -----------     -----------
Diluted earnings per share--weighted
  average shares outstanding..........................    19,820,369      19,820,369      31,734,354
                                                         ===========     ===========     ===========
Basic earnings per share before extraordinary item....   $      1.18     $      0.86     $      0.64
Diluted earnings per share before extraordinary
  item................................................   $      1.18     $      0.86     $      0.56

Basic loss per share on extraordinary item............            --              --     $     (1.04)
Diluted loss per share on extraordinary item..........            --              --     $     (0.91)

Basic earnings/(loss) per share after extraordinary
  item................................................   $      1.18     $      0.86     $     (0.40)
Diluted earnings/(loss) per share after extraordinary
  item................................................   $      1.18     $      0.86     $     (0.35)

    In the computation of the diluted loss per share on the extraordinary loss and net loss, the common stock equivalents have an antidilutive impact. They have been included in the computation as they are dilutive with respect to income from continuing operations.

6.  SHAREHOLDERS' EQUITY

    As more fully described in Note 1, the capital structure of the Company is presented on a consolidated basis at December 25, 1999 and December 30, 2000. Capital stock information at each date is as follows:

DECEMBER 25, 1999
-----------------
Common stock $0.01 par value, 77,079,207 shares authorized,
  19,820,369 shares issued and outstanding..................  $198
                                                              ====

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

6.  SHAREHOLDERS' EQUITY (CONTINUED)
    The Company had 250,000 shares of $0.01 par value Series A Redeemable Preferred Stock and 10,000,000 shares of $0.01 par value preferred stock authorized. At December 25, 1999 no shares were issued and outstanding.

DECEMBER 30, 2000
-----------------
Common stock $0.01 par value, 120,000,000 shares authorized,
  35,920,369 shares issued and outstanding..................  $359
                                                              ====

    The Company had 20,000,000 shares of $0.01 par value preferred stock authorized. At December 30, 2000 no shares were issued and outstanding.

7.  SUPPLEMENTAL BALANCE SHEET INFORMATION

    The composition of inventories is as follows:

                                                      DECEMBER 25,    DECEMBER 30,
                                                          1999            2000
                                                      -------------   -------------
Raw materials and supplies..........................     $ 4,196         $ 4,052
Work in process.....................................       1,608             910
Finished products...................................      24,730          28,928
                                                         -------         -------
    Inventories.....................................     $30,534         $33,890
                                                         =======         =======

    The composition of property, plant and equipment is as follows:

                                                      DECEMBER 25,    DECEMBER 30,
                                                          1999            2000
                                                      -------------   -------------
Land................................................    $   7,022       $   9,367
Buildings...........................................       90,730         142,569
Machinery and equipment.............................       82,131          95,407
Leasehold improvements..............................        4,668           5,747
Furniture and fixtures..............................        1,826           1,992
Vehicles............................................        2,689           2,378
Construction in progress............................        4,679           5,102
                                                        ---------       ---------
                                                          193,745         262,562
Less accumulated depreciation.......................     (108,332)       (145,561)
                                                        ---------       ---------
    Net property, plant and equipment...............    $  85,413       $ 117,001
                                                        =========       =========

    Depreciation and amortization expense for the years ended 1998, 1999, and 2000 was $9,168, $10,062, and $13,099, respectively.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

8.  LEASES

    CAPITAL LEASES

    The Company has one capital lease for a building and numerous capital leases for equipment. These leases are capitalized using interest rates considered appropriate at the inception of each lease. Assets under capital lease are not significant.

    Capital lease obligations amounted to $1,048 and $724 at December 25, 1999 and December 30, 2000, respectively, with maturities through 2005 at interest rates ranging from 9.5% to 14.6%. Future minimum lease payments under capital lease obligations at December 30, 2000 are as follows:

2001........................................................  $  289
2002........................................................     282
2003........................................................     442
2004........................................................      12
                                                              ------
Total minimum lease payments................................   1,025
Less amount representing interest...........................    (301)
                                                              ------
Present value of net minimum lease payments.................  $  724
                                                              ======

OPERATING LEASES

    The Company has various operating leases for machinery and equipment, automobiles, office equipment, land and office space. Rent expense for all operating leases was $5,926 in 2000, $4,453 in 1999, and $3,273 in 1998. Future minimum payments by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more consist of the following at December 30, 2000:

2001........................................................  $ 5,894
2002........................................................    4,740
2003........................................................    3,192
2004........................................................    2,310
2005........................................................    1,812
Thereafter..................................................    5,373
                                                              -------
                                                              $23,321
                                                              =======

9.  INCOME TAXES

    In the year ended December 26, 1998 and for the nine-month period ended September 29, 1999, the Company was not a separate taxable entity for federal and state income tax purposes and its income for these periods was included in the consolidated B&L income tax returns. The Company accounted for income taxes for these periods under the separate return method in accordance with FAS 109. Under the terms of the recapitalization agreement, B&L has assumed all income tax consequences associated with the periods through September 29, 1999. Accordingly, all current and deferred income tax attributes reflected in the Company's consolidated financial statements on the effective date of the recapitalization will ultimately be settled by B&L. In line with this the domestic

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

9.  INCOME TAXES (CONTINUED)
income tax attributes have been included in the net activity with B&L and have been charged off against retained earnings. Foreign subsidiaries are responsible for remitting taxes in their local jurisdictions. Payments associated with periods prior to September 29, 1999 will ultimately be reimbursed by B&L, and this reimbursement will be recorded as an adjustment to retained earnings at the time of such reimbursement.

    In addition, in connection with the recapitalization transaction, the Company elected under Internal Revenue Code Section 338(h)(10) to treat the transaction as a purchase resulting in a step-up in the tax basis of the underlying assets. The election resulted in the recording of a deferred tax asset in 1999, net of valuation allowance, of approximately $99,506, representing the estimated future tax benefits associated with the increased tax basis of its assets. The Company expects to realize the net benefit of the deferred tax asset over a 15 year period. For financial reporting purposes the benefit was treated as a contribution to capital in 1999.

    During the second quarter of 2000, the tax purchase price allocation pertaining to the Section 338(h)(10) election described above was finalized. An adjustment was recorded to reduce the deferred tax asset balance by $5,395 and the related valuation allowance by $858, with the offset of $4,537 being recorded to capital in excess of par in the second quarter of 2000.

    An analysis of the components of income before income taxes and minority interests and the related provision for income taxes is presented below:

                                                                        FISCAL YEAR ENDED
                                                          ---------------------------------------------
                                                          DECEMBER 26,    DECEMBER 25,    DECEMBER 30,
                                                              1998            1999            2000
                                                          -------------   -------------   -------------
INCOME BEFORE INCOME TAXES, MINORITY INTERESTS, EARNINGS
  FROM EQUITY INVESTMENTS AND EXTRAORDINARY ITEM
  U.S...................................................     $22,364         $14,608         $14,407
  Non-U.S...............................................      13,468          16,055          11,678
                                                             -------         -------         -------
                                                             $35,832         $30,663         $26,085
                                                             =======         =======         =======
INCOME TAX PROVISION
  Current:
    Federal.............................................     $ 7,730         $ 9,522         $    --
    Foreign.............................................       6,171           6,035           5,646
    State and local.....................................       1,833           1,895              --
                                                             -------         -------         -------
      Total current.....................................      15,734          17,452           5,646
                                                             -------         -------         -------
  Deferred:
    Federal.............................................     $  (597)        $(2,000)        $ 6,688
    Foreign.............................................        (887)             53            (447)
    State...............................................        (127)             56          (4,050)
                                                             -------         -------         -------
      Total deferred....................................      (1,611)         (1,891)          2,191
                                                             -------         -------         -------
                                                             $14,123         $15,561         $ 7,837
                                                             =======         =======         =======

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

9.  INCOME TAXES (CONTINUED)
    The Company recorded an extraordinary loss before tax of $44,771 on the consummation of the Offering (Note 2). The tax benefit associated with this loss (recorded in the third quarter of 2000) was $15,670.

    Deferred taxes, detailed below, recognize the impact of temporary differences between the amounts of assets and liabilities recorded for financial statement purposes and such amounts measured in accordance with tax laws.

                                                         DECEMBER 25, 1999        DECEMBER 30, 2000
                                                       ----------------------   ----------------------
                                                        ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                                       --------   -----------   --------   -----------
Current:
  Accruals...........................................       632         --         2,055           --
                                                       --------     ------      --------    ---------
                                                            632         --         2,055           --
                                                       --------     ------      --------    ---------
Non-current:
  Goodwill and other intangibles.....................   100,657         --        88,531           --
  Net operating loss and credit carryforwards........     2,220         --        22,756           --
  Depreciation and amortization......................       162         --           626           --
  Accrued Interest...................................       854         --            --           --
  Other..............................................       844      1,030        (2,362)          --
                                                       --------     ------      --------    ---------
                                                        104,737      1,030       109,551           --
Valuation allowance..................................    (7,137)        --        (4,524)          --
                                                       --------     ------      --------    ---------
                                                         97,600      1,030       105,027           --
                                                       --------     ------      --------    ---------
    Total deferred taxes.............................  $ 98,232     $1,030      $107,082    $      --
                                                       ========     ======      ========    =========

    As of December 30, 2000, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $50,117 expiring between 2004 and 2020. Additionally, the Company has foreign tax credit carryforwards of $2,320 expiring in 2004 and 2005. As a result of the Offering, the Company expects to be significantly more profitable in the future, due to reduced interest costs. Accordingly, during the second quarter of 2000 the Company reassessed the need for a valuation allowance relating to state income taxes associated with the deferred tax asset balance recorded on the recapitalization transaction discussed above. As a result of this reassessment, $4,762 of the valuation allowance relating to state tax benefits was released in the second quarter of 2000, and recorded as a tax benefit. This release of the valuation allowance was offset by an increase of $3,007, pertaining mainly to the realization of state income tax benefits associated with the extraordinary loss recorded in the third quarter of 2000. The Company has recorded the balance of the net deferred tax asset on the belief that it is more likely than not that it will be realized. This belief is based upon a review of all available evidence, including historical operating results, projections of taxable income, and tax planning strategies.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

9.  INCOME TAXES (CONTINUED)

    Reconciliations of the statutory U.S. federal income tax rate to effective tax rates are as follows:

                                                        FISCAL YEAR ENDED
                                          ---------------------------------------------
                                          DECEMBER 26,    DECEMBER 25,    DECEMBER 30,
                                              1998            1999            2000
                                          -------------   -------------   -------------
Tax at statutory U.S. tax rate..........      35.0%           35.0%            35.0%
Foreign tax rate differences............       1.6             7.4              3.8
Non-deductible goodwill amortization....       0.6             0.5              1.5
State income taxes, net of federal tax
  benefit...............................       3.1             3.6              2.3
Change in valuation allowance before
  extraordinary item....................        --             2.4            (16.1)
High yield debt interest................        --             0.1              2.4
Other...................................      (0.8)            1.7              1.1
                                              ----            ----            -----
                                              39.5%           50.7%            30.0%
                                              ====            ====            =====

    During the year ended December 25, 1999, substantially all of the accumulated earnings of the Company's foreign subsidiaries through September 29, 1999 were repatriated to the United States to B&L in connection with the recapitalization transaction. Accordingly, a provision for U.S. federal and state income taxes, net of foreign tax credits, has been provided on such earnings in the year ended December 25, 1999. In addition, for periods subsequent to September 29, 1999, the Company elected to treat certain foreign subsidiaries in Germany and the United Kingdom as disregarded entities for U.S. federal and state income tax purpose and, accordingly, is providing for U.S. federal and state income taxes on such earnings. The Company's other foreign subsidiaries have accumulated earnings subsequent to September 29, 1999. These earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. taxes and withholdings taxes payable to the various foreign countries.

10.  EMPLOYEE BENEFITS

    The Company sponsors one defined contribution plan and three defined benefit plans. The Company's defined contribution plan, the Charles River Laboratories Employee Savings Plan, qualifies under section 401(k) of the Internal Revenue Code. It covers substantially all U.S. employees and contains a provision whereby the Company matches employee contributions. The costs associated with the defined contribution plan totaled $498, $588 and $716 in 1998, 1999, and 2000, respectively.

    One of the Company's sponsored defined benefit plans, the Charles River Laboratories, Inc. Pension Plan, is a qualified, non-contributory plan that also covers substantially all U.S. employees. Benefits are based on participants' final average monthly compensation and years of service. Participants' rights vest upon completion of five years of service. The Charles River Japan defined benefit pension plan is a non-contributory plan that covers all employees. Benefits are based upon length of service and final salary.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

10.  EMPLOYEE BENEFITS (CONTINUED)
    Under another defined benefit plan, the Company provides some executives with supplemental retirement benefits. This plan, the Executive Supplemental Life Insurance Retirement Plan or ESLIRP, is generally unfunded and non-qualified under the provisions of the Employee Retirement Income Securities Act of 1974. The Company has, however, taken out several key person life insurance policies with the intention of using its cash surrender value to fund the ESLIRP Plan. At December 30, 2000, the cash surrender value of these policies was $8,595.

    The following table provides reconciliations of the changes in benefit obligations, fair value of plan assets and funded status of the three defined benefit plans. Note that due to Charles River Japan being consolidated with the Company's financial results beginning February 28, 2000, the Charles River Japan pension plan is incorporated into the fiscal year 2000 disclosures below and not included in fiscal year 1999.

                                                                FISCAL YEAR
                                                            -------------------
                                                              1999       2000
                                                            --------   --------
RECONCILIATION OF BENEFIT OBLIGATION
  Benefit/obligation at beginning of year.................  $25,112    $31,045
  Service cost............................................      958      1,386
  Interest cost...........................................    1,738      2,040
  Benefit payments........................................     (738)      (958)
  Actuarial loss (gain)...................................      (73)     3,060
  Effect of foreign exchange..............................       --        (75)
                                                            -------    -------
  Benefit/obligation at end of year.......................  $26,997    $36,498
                                                            =======    =======
RECONCILIATION OF FAIR VALUE OF PLAN ASSETS
  Fair value of plan assets at beginning of year..........  $26,493    $53,600
  Actual return on plan assets............................   24,781     (5,820)
  Employer contributions..................................      259        665
  Benefit payments........................................     (738)      (958)
                                                            -------    -------
  Fair value of plan assets at end of year................  $50,795    $47,487
                                                            =======    =======
FUNDED STATUS
  Funded status...........................................  $23,797    $10,989
  Unrecognized transition obligation......................      423        336
  Unrecognized prior-service cost.........................      (24)       (29)
  Unrecognized gain.......................................  (29,108)   (12,970)
                                                            -------    -------
  Accrued benefit (cost)..................................  $(4,912)   $(1,674)
                                                            =======    =======
AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEET
  Accrued benefit cost....................................  $(7,237)   $(5,237)
  Intangible asset........................................      215        143
  Accumulated other comprehensive income..................    2,110      3,240
                                                            -------    -------
  Net amount recognized...................................  $(4,912)   $(1,674)
                                                            =======    =======

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

10.  EMPLOYEE BENEFITS (CONTINUED)
    Key weighted-average assumptions used in the measurement of the Company's benefit obligations are shown in the following table:

                                                      FISCAL YEAR ENDED
                                          ------------------------------------------
                                          DECEMBER 26,   DECEMBER 25,   DECEMBER 30,
                                              1998           1999           2000
                                          ------------   ------------   ------------
Discount rate...........................         7%             7%           6.5%
Expected return on plan assets..........        10%            10%            10%
Rate of compensation increase...........      4.75%          4.75%          4.75%

    The following table provides the components of net periodic benefit cost for the three defined benefit plans for 1998, 1999 and 2000:

                                                        DEFINED BENEFIT PLANS
                                                    ------------------------------
                                                      1998       1999       2000
                                                    --------   --------   --------
Components of net periodic benefit cost/(income):
Service cost......................................  $   795    $   958    $ 1,386
Interest cost.....................................    1,588      1,738      2,040
Expected return on plan assets....................   (1,901)    (2,623)    (5,132)
Amortization of transition obligation.............      141        141        154
Amortization of prior-service cost................       (3)        (4)        (5)
Amortization of net gain..........................      (85)      (301)    (1,625)
                                                    -------    -------    -------
Net periodic benefit cost/(income)................  $   535    $   (91)   $(3,182)
                                                    =======    =======    =======

    The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $8,761, $8,315, and $0 at December 25, 1999 and $14,493, $12,312 and $2,780, as of December 30, 2000.

    The Company had an adjusted minimum pension liability of $2,110 $(1,266, net of tax) and $3,420 $(2,299 net of tax) as of December 25, 1999 and December 30, 2000 respectively, which represented the excess of the minimum accumulated net benefit obligation over previously recorded pension liabilities.

11.  STOCK COMPENSATION PLANS

    As part of the recapitalization, the equity investors agreed and committed to establish a stock option plan for the Company, for the purpose of providing significant equity incentives to management. The 1999 Management Incentive Plan (the "1999 Plan") is administered by the Company's Compensation Committee of the Board of Directors. A total of 1,784,384 shares were reserved for the exercise of option grants under the Plan. Awards of 1,726,332 non-qualified stock options, of which 75,958 are currently exercisable, were awarded in the year ended December 25, 1999. Options to purchase shares of Charles River Laboratories International, Inc. granted pursuant to the 1999 Plan are subject to a vesting schedule based on three distinct measures. Certain options vest solely with the passage of time (incrementally over five years so long as the optionee continues to be employed by the Company). The remainder of the options vest over time but contain clauses providing for the acceleration of vesting upon the achievement of certain performance targets or the occurrence of

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

11.  STOCK COMPENSATION PLANS (CONTINUED)
certain liquidity events. All options expire on September 29, 2009. The exercise price of all of the options initially granted under the Plan is $5.33, the fair value of the underlying common stock at the time of the grant.

    Effective June 5, 2000 the Board of Directors adopted and the Company's shareholders approved the 2000 Incentive Plan (the "2000 Plan"), which provides for the grant of incentive and nonstatutory stock options, stock appreciation rights, restricted or unrestricted common stock and other equity awards. The 2000 Plan has a total of 1,189,000 shares available to be granted. Options to purchase shares of Charles River Laboratories International, Inc. granted pursuant to the 2000 Plan vest incrementally over three years so long as the employee continues to be employed by the Company. All options granted expire on or before December 31, 2010. The exercise price of all the options granted under the 2000 Plan is the fair value of the underlying common stock at the time of grant. A total of 476,300 stock option awards were made under the 2000 plan in 2000. No awards granted under the 2000 Plan are currently exercisable.

    In conjunction with the 2000 Plan the Board of Directors adopted, and the Company's shareholders approved, the 2000 Directors Stock Plan ("Directors Plan"), which provides for the grant of both automatic and discretionary nonstatutory stock options to our non-employee directors. Pursuant to the plan, each independent director will be automatically granted an option to purchase 20,000 shares of our common stock on the date he or she is first elected or named a director. On the day of each annual meeting of stockholders, each independent director who served during the prior year will be awarded an option to purchase 4,000 shares of our common stock (pro-rated if the director did not serve for the entire preceding year). The Directors Plan has a total of 100,000 shares available to be granted. Awards of 60,000 stock options, none of which are currently exercisable, were ratified and granted by the Compensation Committee on June 5, 2000. Options to purchase shares of Charles River Laboratories International, Inc. granted pursuant the Directors Plan cliff vest upon the earlier of the first anniversary of the date of grant or the business day prior to the date of the Company's next annual meeting. All options granted expire on June 23, 2005. The exercise price of the options granted under the Directors Plan is $16.00, the fair value of the underlying common stock at the time of grant.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

11.  STOCK COMPENSATION PLANS (CONTINUED)
    The following table summarizes stock option activity under the 1999 Plan, the 2000 Plan, and the Directors Plan:

                                                                                   WEIGHTED AVERAGE
                                                      SHARES     EXERCISE PRICE     EXERCISE PRICE
                                                     ---------   ---------------   ----------------
Options outstanding as of December 26, 1998........          0                --            --
Options Granted....................................  1,726,332             $5.33        $ 5.33
Options Exercised..................................          0
Options Canceled...................................          0
                                                     ---------
Options outstanding as of December 25, 1999........  1,726,332             $5.33        $ 5.33

Options Granted....................................    536,300     $16.00-$27.38        $16.60
Options Exercised..................................          0
Options Canceled...................................     16,500            $16.00        $16.00
                                                     ---------
Options Outstanding as of December 30, 2000........  2,246,132      $5.33-$27.38        $ 7.94
Options Exercisable as of December 30, 2000........     75,958             $5.33        $ 5.33

                                          OPTIONS OUTSTANDING
                        -------------------------------------------------------
                                            WEIGHTED AVERAGE                              OPTIONS EXERCISABLE
                                               REMAINING                          ------------------------------------
RANGE OF                OUTSTANDING AS OF     CONTRACTURAL     WEIGHTED AVERAGE   EXERCISABLE AS OF   WEIGHTED AVERAGE
EXERCISE PRICES         DECEMBER 30, 2000     LIFE (YEARS)      EXERCISE PRICE    DECEMBER 30, 2000    EXERCISE PRICE
---------------         -----------------   ----------------   ----------------   -----------------   ----------------
$ 5.00 - $10.00......       1,726,332              8.7              $ 5.33             75,958              $5.33
$10.01 - $20.00......         491,600              8.8              $16.00                  0              $0.00
$20.01 - $30.00......          28,200             10.0              $27.38                  0              $0.00
                            ---------                               ------                                 -----
                            2,246,132                               $ 7.94                                 $5.33

    The company accounts for stock-based compensation plans under the provisions of APB 25. Because the exercise price of the employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options under the fair value method of that Statement.

    For purposes of this disclosure, the fair value of the fixed option grants were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants outstanding:

Risk-free interest rate.....................................   6.37%
Volatility factor...........................................  49.83%
Weighted average expected life (years)......................      6

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

11.  STOCK COMPENSATION PLANS (CONTINUED)

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    Had compensation expense for the Company's portion of fixed options been determined consistent with FAS 123, the Company's net income (loss) for the years ended December 25, 1999 and December 30, 2000 would have been reduced to the pro forma amounts indicated below:

                                                             1999       2000
                                                           --------   --------
Reported net income (loss)...............................  $17,124    $(11,224)
Proforma net income (loss)...............................   17,030     (11,948)
Reported diluted earnings (loss) per common share........  $  0.86    $  (0.35)
Proforma diluted earning (loss) per common share.........  $  0.86    $  (0.38)

    Until September 29, 1999, employees of the Company participated in a stock option plan sponsored by B&L. As a result of the recapitalization transaction described in Note 2, employees participating in the B&L Stock Option Plan exercised all vested options and were compensated for all unvested options. The Company recorded compensation expense of $1,300 in the fourth quarter of 1999 based upon the amount that B&L compensated these employees. The Company received a capital contribution by B&L for this amount during the fourth quarter of 1999, which has been recorded as part of the net activity with B&L. As management's participation in the B&L plan was discontinued in 1999, and the Company has established its own plan based on current facts and circumstances, the historical FAS 123 disclosures relating to the B&L plan are not considered relevant.

12.  JOINT VENTURES

    The Company holds investments in several joint ventures. These joint ventures are separate legal entities whose purpose is consistent with the overall operations of the Company and represent geographical expansions of existing markets. For the year ended December 30, 2000 the financial results of three of the joint ventures are consolidated into the Company's results as the Company has the ability to exercise control over these entities. On
February 28, 2000 the Company acquired an additional equity interest in Charles River Japan (Note 4). Upon consummation of the additional equity investment, the Company had control and began consolidating the operations of Charles River Japan. The interests of the outside joint venture partners in these joint ventures has been recorded as minority interests totaling $304 at December 25, 1999 and $13,330 at December 30, 2000.

    Prior to the additional equity investment on February 28, 2000, Charles River Japan was accounted for under the equity method. Charles River Japan is a joint venture with Ajinomoto Co., Inc. and is an extension of the Company's research model business in Japan. Dividends received from Charles River Japan prior to the additional equity investmant amounted to $601 in 1998, $815 in 1999, and $0 in 2000. The Company also has another joint venture, Charles River Mexico, which is accounted for under

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

12.  JOINT VENTURES (CONTINUED)
the equity method. Charles River Mexico, an extension of the Company's avian (or bird) business in Mexico, is not significant to the Company's operations.

    Summarized financial statement information for the unconsolidated joint ventures is as follows:

    Note that the condensed income statement information for the year ended December 30, 2000 includes only two months of Charles River Japan activity and the balance sheet as of December 30, 2000 excludes Charles River Japan.

                                                      FISCAL YEAR ENDED
                                          ------------------------------------------
                                          DECEMBER 26,   DECEMBER 25,   DECEMBER 30,
                                              1998           1999           2000
                                          ------------   ------------   ------------
CONDENSED COMBINED STATEMENTS OF INCOME
  Net sales.............................     $39,798        $44,826        $13,541
  Operating income......................       6,756          7,658          2,922
  Net income............................       3,445          4,221          2,132

                                                      DECEMBER 25,   DECEMBER 30,
                                                          1999           2000
                                                      ------------   ------------
CONDENSED COMBINED BALANCE SHEETS
  Current assets....................................     $20,486        $1,180
  Non-current assets................................      39,720         2,932
                                                         -------        ------
                                                         $60,206        $4,112
                                                         =======        ======
  Current liabilities...............................     $11,330        $  333
  Non-current liabilities...........................       6,163            42
  Shareholders' equity..............................      42,713         3,737
                                                         -------        ------
                                                         $60,206        $4,112
                                                         =======        ======

13.  COMMITMENTS AND CONTINGENCIES

    INSURANCE

    The Company maintains insurance for workers' compensation, auto liability, employee medical and general liability. The per claim loss limits are $250, with annual aggregate loss limits of $1,500. Related accruals were $2,813 and $3,461 on December 25, 1999 and December 30, 2000, respectively. Separately, the Company has provided a letter of credit in favor of the insurance carriers in the amount of $350.

    LITIGATION

    Various lawsuits, claims and proceedings of a nature considered normal to its business are pending against the Company. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company's consolidated financial statements. The most potentially significant claim is described below.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

13.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company is currently under a court order issued in June 1997 to remove its primate operations from two islands located in the Florida Keys. The mandate asserts that the Company's operations have contributed to the defoliation of some protected plant life. The Company continues to hold discussions with the state of Florida authorities regarding the extent of refoliation required on the islands and believes the reserves recorded in the accompanying consolidated financial statements are sufficient to provide for the estimated exposure in connection with the refoliation. The Company has provided a letter of credit in regards to the completion of the refoliation on the island for $350.

14.  RELATED PARTY TRANSACTIONS

    As more fully described in Note 3, the Company completed a recapitalization in September 1999 and became a stand-alone entity. Until the recapitalization, the Company historically had operated autonomously from B&L. Some costs and expenses including insurance, information technology and other miscellaneous expenses were charged by B&L to the Company on a direct basis, however, management believes these charges were based upon assumptions that were reasonable under the circumstances. These charges and estimates are not necessarily indicative of the costs and expenses which would have resulted had the Company incurred these costs as a separate entity. Charges of approximately $250 and $88 for these items are included in costs of products sold and services rendered and selling, general and administrative expense in the accompanying consolidated financial statements for the years ended 1998 and for the nine months ended 1999, respectively. The Company does not expect its stand-alone costs to be significantly different from the historical costs allocated by B&L due to the autonomy with which the Company operated.

    As more fully described in Note 3, the accompanying consolidated financial statements include a line item "net activity with Bausch and Lomb" which comprises the above referenced intercompany allocations, net distributions made by the Company to B&L, and settlements with B&L as a result of the recapitalization.

    On October 11, 1999 the Company loaned to certain officers $920 to purchase stock in Charles River International, Inc. through CRL Acquisition LLC. These loans are full recourse and bear interest at a rate of 6.75%. The year-end balance of $920 is classified as a reduction from shareholders equity.

15.  GEOGRAPHIC AND BUSINESS SEGMENT INFORMATION

    The Company is organized into geographic regions for management reporting with operating income being the primary measure of regional profitability. Some general and administrative expenses, including some centralized services provided by regional offices, are allocated based on business segment sales. The accounting policies used to generate geographic results are the same as the Company's overall accounting policies.

    The following table presents sales and other financial information by geography for the years 1998, 1999 and 2000. Included in the other non-U.S. category below are the Company's operations located in Canada, China, Germany, Italy, Netherlands, United Kingdom, Australia, Belgium, Czech Republic, Hungary, Spain and Sweden. Sales to unaffiliated customers represent net sales originating in entities

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

15. GEOGRAPHIC AND BUSINESS SEGMENT INFORMATION (CONTINUED) physically located in the identified geographic area. Long-lived assets include property, plant and equipment, goodwill and intangibles, other investments and other assets.

                                                                              OTHER NON
                                               U.S.      FRANCE     JAPAN       U.S.      CONSOLIDATED
                                             --------   --------   --------   ---------   ------------
1998
  Sales to unaffiliated customers..........  $122,267   $27,968        N/A     $54,826      $205,061
  Long-lived assets........................    76,289    12,751        N/A      23,743       112,783
1999
  Sales to unaffiliated customers..........  $144,617   $30,523        N/A     $56,273      $231,413
  Long-lived assets........................   103,261    12,234        N/A      20,191       135,686
2000
  Sales to unaffiliated customers..........  $192,919   $28,474    $36,624     $48,568      $306,585
  Long-lived assets........................   118,271    10,618     39,720      17,235       185,844

    The Company's product line segments are research models and biomedical products and services. The following table presents sales and other financial information by product line segment for the fiscal years 1998, 1999 and 2000. Sales to unaffiliated customers represent net sales originating in entities primarily engaged in either provision of research models or biomedical products and services. Long-lived assets include property, plant and equipment, goodwill and intangibles, other investments, and other assets.

                                                  1998       1999       2000
                                                --------   --------   --------
Research models
  Net sales...................................  $144,841   $152,494   $187,643
  Operating income............................    30,517     33,663     43,067
  Total assets................................   180,983    269,034    313,763
  Depreciation and amortization...............     5,534      8,008      9,840
  Capital expenditures........................     8,127      6,983      7,502
Biomedical products and services
  Net sales...................................  $ 60,220   $ 78,919   $118,942
  Operating income............................    11,117     14,428     24,103
  Total assets................................    53,271     90,062     96,845
  Depreciation and amortization...............     5,361      4,310      6,926
  Capital expenditures........................     3,782      5,968      8,063

    A reconciliation of segment operating income to consolidated operating income is as follows:

                                                      FISCAL YEAR ENDED
                                          ------------------------------------------
                                          DECEMBER 26,   DECEMBER 25,   DECEMBER 30,
                                              1998           1999           2000
                                          ------------   ------------   ------------
Total segment operating income..........     $41,634        $48,091        $67,170
Unallocated corporate overhead..........      (6,309)        (5,128)        (2,109)
                                             -------        -------        -------
Consolidated operating income...........     $35,325        $42,963        $65,061
                                             =======        =======        =======

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

15.  GEOGRAPHIC AND BUSINESS SEGMENT INFORMATION (CONTINUED)
    A summary of identifiable long-lived assets of each business segment at year end is as follows:

                                                      DECEMBER 25,   DECEMBER 30,
                                                          1999           2000
                                                      ------------   ------------
Research Models.....................................    $ 69,257       $117,046
Biomedical Products and Services....................      66,429         68,798
                                                        --------       --------
                                                        $135,686       $185,844
                                                        ========       ========

16.  SUBSEQUENT EVENTS (UNAUDITED)

    Effective January 8, 2001 we purchased 100% of the common stock of Pathology Associates International Corporation ("PAI"). Consideration of $37,000 was paid with respect to this acquisition, consisting of $25,000 in cash and a $12,000 callable convertible note. The convertible note has a five year term and bears interest at 2% per annum. Under certain conditions the note is convertible into shares of the Company's common stock at a premium to the Company's stock price on the date the note was issued. This acquisition will be recorded as a purchase business combination.

    We signed a definitive agreement to acquire Primedica Corporation for consideration of approximately $52,000 on February 7, 2001. The consideration is comprised of $26,000 in cash, $16,500 in restricted stock and $9,500 in assumed debt. This acquisition will be recorded as a purchase business combination. In connection with the anticipated Primedica acquisition the Company amended its credit facility to add a $25,000 term C loan facility and to increase the interest rate on the term A loan facility.